Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Announces Rescheduled Annual Meeting

Bedford, Mass. — November 13, 2015 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, has rescheduled its annual meeting to 9 a.m. Eastern Time on Friday, December 11, 2015.  The meeting was previously scheduled for Thursday, December 10, 2015.  The location has not changed, and the meeting will be held at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts.

The record date for the annual meeting remains October 13, 2015.  Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2015 Aspen Technology, Inc.  AspenTech, aspenONE and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.